Results of Special Meeting of Shareholders

The Funds held a special meeting of shareholders on March 15, 2013, relating to the approval of a new Investment Advisory Agreement between the Trust, on behalf of the
Funds, and the Adviser as well as the election of two Trustees to the Board. The shareholders approved the New Agreement with respect to each Fund and elected Messrs.
Shefrin and DeGroot to the Board. A total of 115,800,469 shares were represented at the meeting, either in person or by valid proxy, constituting 69.2% of the shares eligible to vote. The voting results were as follows:

Proposal 1 - to approve a new Investment Advisory Agreement between the Trust, on behalf of the Funds:

Fund
For
Against
Abstain
Non-
Vote
Litman Gregory Masters Equity Fund
10,748,702
85,810
112,354
1,853,933
Litman Gregory Masters International Fund
58,528,975
664,730
164,851
8,897,871
Litman Gregory Masters Value Fund
3,552,156
22,327
19,180
572,237
Litman Gregory Masters Smaller Companies Fund
1,680,541
8,875
29,007
634,165
Litman Gregory Masters Focused Opportunities Fund
4,143,323
0
0
209,607
Litman Gregory Masters Alternative Strategies Fund
17,882,816
32,664
74,825
5,881,518

Proposal 2 - the election of two Trustees, Messrs. Shefrin and DeGroot, to the Board of Trustees
of the Trust (the "Board"):

For
Withheld
Non-Vote
Harold M. Shefrin
114,925,140
874,326
18,049,331
Jeremy DeGroot
99,122,756
16,677,712
18,049,331